EXHIBIT 10.4

Franklin Financial Services Corporation

2019 Omnibus Stock Incentive Plan

Operating Guidelines (as of December, 2019)

Executive Compensation Program Philosophy.  FFSC (“the Company”) and F&M Trust (“the Bank”) wish to provide their executives (and other key personnel) and outside directors with a comprehensive, competitive total rewards program, including longer-term incentives that align rewards for participating employees and outside directors with the interests of shareholders.  The Company and the Bank intend to utilize equity grants under the FFSC 2019 Omnibus Stock Incentive Plan as the vehicle for providing longer-term incentives.

The equity grants, along with competitive base salaries and shorter-term (annual) incentive earnings opportunities for employees and retainers and meeting fees for outside directors, will provide comprehensive compensation opportunities for all participants.

Types of Award Opportunities.  Under the Plan, the Compensation and Personnel Committee of the Board of Directors (the Committee) may make a variety of equity grants to participants, ranging from Incentive and Nonqualified Stock Options to Stock Appreciation Rights and Restricted Shares (time and performance restricted).  Generally, the Committee intends to follow the prevailing practices of other comparable community banks and bank holding companies in deciding on the types of awards it will make to its participants; currently restricted shares.  The Committee will review this decision periodically and determine whether to use another type of vehicle permitted under the Plan.  It may choose to use any of the award types permitted by the Plan at any time, in its sole discretion.

Vesting of Grants.  Generally, the Committee intends to use “continuing service time” as the basis for vesting of grants, but it may choose to apply performance goals for vesting purposes, in its sole discretion.  Typically, employee participants will vest their grants over a three-year (3) time period at a rate of one-third each year following the date of grant.  For outside directors, grants will vest upon the earlier of twelve (12) months from date of grant or the conclusion of their term of service.

In the event of a participant’s death, permanent disability, normal retirement, or a Change of Control before the grant is fully vested, vesting will accelerate and the participant will be fully vested in the grant on the date of such event.

Frequency of Grants.  Consistent with prevailing practices of peer institutions, the Company and the Bank intend to consider making equity awards each year, based on the current performance of the Company and the Bank.  The Committee, however, maintains the prerogative of not making grants in a given year, as it deems appropriate.

Size of Awards.  Grant sizes are intended to reflect the position level and expected contributions of a participant, and to be consistent with practices of peer institutions.  Further, in a given year, grant size can vary based on the performance of the Company and the Bank against goals and standards approved by the Committee for the period.

Based on current industry practices and the available shares under the Plan, the Committee intends to initially follow the schedule attached to these operating guidelines.  See Exhibit 1.

Program Management Process:

➢

At the beginning of each year, the Committee and management will determine performance goals for the organization.  Typically, two (2) goals.  One internal measure, e.g. net income v. budget, and one external measure, e.g. ROE v. peers.  They will agree on both the standard and the relative weighting of the goals, one to another.

The Committee will also approve the list of employees eligible for equity grant consideration for that period.

➢	During the course of the year, management will report to the Committee on progress toward goal attainment and the number of shares likely to be awarded at the end of the period.

➢

In the fall of each year, as part of its annual program review and update, the Committee will review program objectives and operating guidelines, and make changes to the program process as appropriate to maintain compensation program competitiveness for employees and outside directors.

➢

At of the end of the year (most likely the 1st quarter of the following calendar year), management will report to the Committee on achievement against established goals and performance standards, and the Committee will determine the size of equity grants to eligible recipients.  Each recipient will receive a written agreement detailing the size of a grant and associated terms and conditions of the grant.  See Exhibits 2 and 3.

Exhibit 1

Annual Equity Grants to Executives and Outside Directors @Various Performance Levels When Awarding Time Restricted Stock*

(based on a projected 30 executives and 12 outside directors)

		[--------------------------Shares to be Awarded---------------------------------]
Category	# Participants	Performance <Threshold	Performance @ Threshold	Performance @ Target	Performance @ Outstanding

Top Exec	1	0	825	1,650	2,000

Sr Mgrs			275	825	1,238
Grades D-F	4	0	(1,100 ttl)	(3,300 ttl)	(4,952 ttl)

Sr Mgrs			200	425	620
Grades A-C	6	0	(1,200 ttl)	(2,550 ttl)	(3,720 ttl)

Middle Mgrs			125	275	400
Grades 21-24	9	0	(1,125 ttl)	(2,475 ttl)	(3,600 ttl)

Middle Mgrs			60	125	200
Grades 18-20	10	0	(600 ttl)	(1,250 ttl)	(2,000 ttl)

Ttl Shares for Execs			4,850	11,225	16,272

Outside Directors
--COB	1	0	330	660	1,000
--Cmte Chr	7	0	165	330	500
--Non-Chr	4	0	100	200	300

Ttl Shares for O/S Directors			1,885	3,770	5,700

Ttl Shares @Target All Participants			6,735	14,995	21,972

*Performance restricted awards are usually 25%-50% larger than time restricted awards

Exhibit 2

Franklin Financial Services Corporation

2019 Omnibus Stock Incentive Plan

Employee’s Restricted Stock Grant Agreement

This Agreement is made the _______ day of_______, 20__, by and between Franklin Financial Services Corporation ("the Company") and ___________ ("the Participant"), an employee of the Company serving in a key job role on this date.

A. Declaration of Award to Participant

In recognition of the participant's role in the Company and its subsidiary, F&M Trust, and the extent of opportunities for the executive to contribute to the growth and success of the business, the Board of Directors of Franklin Financial Services Corporation grants to the Participant an award of “xxxx” shares of Restricted Company Stock,  at $XX.XX per share, the Fair Market Value (FMV) of the stock on the date of grant.

B. Terms and Conditions of the Grant

1.Term of the Grant.  This grant will remain in effect until fully vested by the participant or forfeited because of a separation from service before vesting requirements are satisfied.  In the event that the Participant terminates service with the Company prior to the expiration of this grant, only vested portions of the award will be available to the Participant under the rules and regulations explained later in this grant agreement.  Portions of the grant that have not vested prior to the Participant’s separation from service will be forfeited.

2.Vesting of Interests in the Grant.  The Participant will vest interests in the grant over a three (3) year period at a rate of 33 1/3% on each anniversary of the grant.  However, in the event of participant’s death, permanent disability, normal retirement, or a Change of Control prior to full vesting, vesting will accelerate and the participant’s interests in the grant will fully vest as of such event.

3.Participant's Rights.  Participants in this Plan will enjoy rights and privileges accorded Shareholders, including receipt of dividends, on those portions of the grant that have vested.   Any dividends received on vested portions of this award will be treated as ordinary income for tax purposes.

4.Investment Requirement.  The Participant is not required to make any investment in the Company in order to participate in this grant.

5.Forfeiture of Interests.  If a Participant is terminated “for Cause”, as defined in the Plan, the Participant will forfeit all interests in the award that have not vested as of the date of separation from service.

            Further, if the Participant voluntarily terminates employment for any reason, and intentionally violates the nonsolicitation provisions of the agreement, any interests that have not yet been distributed will be forfeited.

6.Distribution of Vested Interests.  Vested portions of this grant will be distributed to the Participant as soon as practical following vesting in shares of Company stock, less the number of shares required to cover the current tax withholding amounts, in accordance with the terms and conditions of the Plan and applicable law.

7.Active Employment Contingency.  The Participant's opportunity to receive grants and to vest interests in grants is contingent upon continuation of active employment with the Company, except in cases of retirement, disability or death as explained in the Plan description.

8.Nontransferability of Grant.  The Participant's rights and financial interests in this award may not be transferred other than by will or laws of descent and distribution.

9.Employment Rights.  Receipt of grants under this Plan does not constitute an employment agreement between the participant and the Company.  The employment relationship may be terminated at any time by either party at will, except in cases where the Company and the Executive have entered into a formal employment agreement, in which case the terms and conditions in the employment agreement take precedence.

10.Nonsolicitation Agreement.  Participant covenants and agrees that, upon termination of his/her employment with F&M Trust, for any reason whatsoever, Participant shall not, directly or indirectly solicit customers and/or employees of F&M Trust on behalf of himself/herself or any other person, company, firm, or corporation for a period of twelve (12) months following termination of his/her employment with the Company, with or without Cause.  Participant will not induce or attempt to induce any employee, customer, supplier or other business relation of the Company to terminate an employment or business relationship with the Company during this period.

C. Notices

Any notice hereunder to the Company shall be addressed to its offices in Chambersburg, PA to the attention of the Plan Administrator, and any notice to the Participant shall be addressed to him or her at the address of record in the Company's personnel files.

D. Participant Bound by Plan

The Participant acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by all of the terms and provisions therein contained.  In accepting this award, Participant also agrees not to solicit the Company’s customers or employees as required by the Plan and this Agreement.

In witness whereof, the Company has caused this Agreement to be executed on its behalf by the Plan Administrators and the Participant on the date indicated.

For the Company:

Date

By the Employee:

Date

Exhibit 3

Franklin Financial Services Corporation

2019 Omnibus Stock Incentive Plan

Outside Director’s Restricted Stock Grant Agreement

This Agreement is made the _____ day of ________, 20__, by and between Franklin Financial Services Corporation ("the Company") and __________ ("the Participant"), an independent director serving on the Company’s Board of Directors.

A. Declaration of Award to Participant

In recognition of the participant's role in the Company and the extent of opportunities for the executive to contribute to the growth and success of the business, the Board of Directors of Franklin Financial Services Corporation grants to the Participant an award of “xxxx” shares of Restricted Company Stock,  at $XX.XX per share, the Fair Market Value (FMV) of the stock on the date of grant.

B. Terms and Conditions of the Grant

1.Term of the Grant.  This grant will remain in effect until fully vested by the Participant or forfeited because a permanent break in Board service before vesting requirements are satisfied.  In the event that the Participant terminates service with the Company prior to the expiration of this grant, only vested portions of the award will be available to the Participant under the rules and regulations explained later in this grant agreement.  Portions of the grant that have not vested prior to the Participant’s separation from service will be forfeited.

2.Vesting of Interests in the Grant.  The Participant will vest interests in the grant over the earlier of twelve (12) months from the date of grant or the conclusion of the Participant’s term on the Board of Directors.  However, in the event of participant’s death, permanent disability, normal retirement, or a Change of Control prior to full vesting, vesting will accelerate and the participant’s interests in the grant will fully vest as of such event.

3.Participant's Rights.  Participants in this Plan will enjoy rights and privileges accorded Shareholders, including receipt of dividends, on those portions of the grant that have vested.   Any dividends received on vested portions of this award will be treated as ordinary income for tax purposes.

4.Investment Requirement.  The Participant is not required to make any investment in the Company in order to participate in this grant.

5.Forfeiture of Interests.  If a Participant is terminated “for Cause”, as defined in the Plan, the Participant will forfeit all interests in the award that have not vested as of the date of separation from service.

            Further, if the Participant voluntarily terminates service for any reason, but violates the nonsolicitation provisions of the agreement, any interests that have not yet been distributed will be forfeited.

6.Distribution of Vested Interests.  Vested portions of this grant will be distributed to the Participant as soon as practical following vesting in shares of Company stock, less the number of shares required to cover the current tax withholding amounts, in accordance with the terms and conditions of the Plan.

7.Active Service Contingency.  The Participant's opportunity to receive grants and to vest interests in grants is contingent upon continuation of active service with the Company’s Board of Directors, except in cases of retirement, disability or death as explained in the Plan description.

8.Nontransferability of Grant.  The Participant's rights and financial interests in this award may not be transferred other than by will or laws of descent and distribution.

9.Nonsolicitation Agreement.  Participant covenants and agrees that, upon termination of his/her service with the Franklin Financial Services Corporation Board of Directors, for any reason whatsoever, Participant shall not, directly or indirectly, solicit customers and/or employees of F&M Trust on behalf of himself/herself or any other person, company, firm, or corporation for a period of twelve (12) months following termination of his/her service with the Company, with or without Cause.  Participant will not induce or attempt to induce any employee, director, customer, supplier or other business relation of the Company to terminate an employment or business relationship with the Company during this period.

C. Notices

Any notice hereunder to the Company shall be addressed to its offices in Chambersburg, PA to the attention of the Plan Administrator, and any notice to the Participant shall be addressed to him or her at the address of record in the Company's corporate files.

D. Participant Bound by Plan

The Participant acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by all of the terms and provisions therein contained.  In accepting this award, Participant also agrees not to solicit the Company’s customers or employees as required by the Plan and this Agreement.

In witness whereof, the Company has caused this Agreement to be executed on its behalf by the Plan Administrators and the Participant on the date indicated.

For the Company:

Date

By the Outside Director:

Date